EXHIBIT 10.63

SECOND LOAN AND SECURITY MODIFICATION AGREEMENT

This Second Loan and Security Modification Agreement is entered into as of March 14, 2014 by and between Quantum Fuel Systems Technologies Worldwide, Inc. (the “Borrower”) and Bridge Bank, National Association (“Bank”).

1.DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated as of May 7, 2012 by and between Borrower and Bank, as may be amended from time to time, including, without limitation, by that certain Loan and Security Modification Agreement, dated as of May 20, 2013 (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness" and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan and Security Agreement:

1.The following definitions in Section 1.1 are added or amended in their entirety to read as follows:
“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; (ii) the account debtor is Daimler AG, BMW Group AG, Adam Opel AG (a subsidiary of General Motors Company), or Mazda Motor Corporation, or an affiliate of any of the aforementioned; or up to $1,000,000 from Accounts with respect to which the account debtor is Mahindra & Mahindra Limited or its affiliate; or (iii) that Bank approves on a case-by-case basis.

“Revolving Maturity Date” means the second anniversary of the Second Amendment Date.
“Second Amendment Date” means March 14, 2014.
2.    Clause (j) in the defined term “Eligible Accounts” set forth in Section 1.1 is amended and restated in its entirety to read as follows:
(j)    Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed forty percent (40%) of all Accounts (the “Concentration Limit”), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank and except that the Concentration Limit for Accounts with respect to which the account debtor is Agility Fuel Systems shall be sixty percent (60%);
3.    The reference in Section 2.1(c) (“Cash Management Sublimit”) to “$100,000” is replaced in its entirety with “$250,000”.

4.    Section 2.3(a) is amended and restated in its entirety to read as follows:
(a)     Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one half of one percent (.50%) above the Prime Rate.
5.    Section 2.5(a) is amended and restated in its entirety to read as follows:
(a)    Facility Fee. On the Closing Date, a facility fee equal to $100,000 (which has been paid), on the First Amendment Date a fee equal to $20,000 (which has been paid), on the Second Amendment Date, a facility fee equal to $25,000, and on the first anniversary of the Second Amendment Date a facility fee equal to $25,000, each of which shall be fully earned and nonrefundable; and
6.    The first sentence of Section 5.6 is amended and restated in its entirety as follows:
Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business, and except as set forth in the Schedule.

7.    Section 6.3 is amended and restated in its entirety to read as follows:
6.3    Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) with each Advance Request, and within 15 days of the last day of each month that Advances are outstanding, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable, and an Inventory listing; (b) as soon as available but in any event within thirty (30) days after the end of the first two calendar months of each calendar quarter, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP (other than the lack of footnotes and the fact that such company prepared financial statements will be subject to normal year end adjustments), consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (c) as soon as available but in any event within forty five (45) days after the end of the third calendar month of each calendar quarter, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP (other than the lack of footnotes and the fact that such company prepared financial statements will be subject to normal year end adjustments), consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (d) as soon as available, but in any event within ninety five (95) days after the end of Borrower’s fiscal year (beginning with fiscal year ended December 31, 2012), audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of the Borrower's current certified public accounting firm or of an independent certified public accounting firm reasonably acceptable to Bank; (d) as soon as available, but in any event no later than fifteen (15) days prior to the beginning of Borrower’s next fiscal year, annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year, in form and substance reasonably satisfactory to Bank; (e) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, provided, that a statement, report or notice filed by the Borrower with the U.S. Securities and Exchange Commission EDGAR filing system will be deemed to have been delivered to the Bank for the purposes of this Agreement; (f) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (g) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.
8.    Section 6.4 is amended and restated in its entirety to read as follows:
6.4    Audits. Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense provided, however, that such audits or appraisals shall be conducted only once every twelve (12) months and in no event will the Borrower be required to reimburse the Bank in an amount exceeding the Bank's actual out-of-pocket costs or an audit fee in excess of $1,250 per day unless an Event of Default has occurred that is continuing.
9.    Section 6.9 is amended and restated in its entirety to read as follows:
6.9    Minimum Cash. Borrower shall maintain unrestricted cash in accounts maintained with Bank in an amount equal to at least One Million Five Hundred Thousand Dollars ($1,500,000) at all times.
10.    Section 6.11 is amended and restated in its entirety to read as follows:
6.11    [Intentionally left blank.]
11.    Exhibits C and D are replaced in their entirety with Exhibits C and D attached hereto.
1.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
2.    NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Second Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Second Loan and Security Modification Agreement, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Second Loan and Security Modification Agreement and the Loan and Security Agreement, and/or Bank’s actions to exercise any remedy available under the Loan and Security Agreement or otherwise.
3.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Documents. Borrower represents and warrants that the representations and warranties contained in the Loan and Security Agreement are true and correct as of the date of this Second Loan and Security Modification Agreement, except for those representations and warranties that were as of a specific date which remain true and correct as of such earlier date, and that no Event of Default has occurred and is continuing. Except as expressly modified pursuant to this Second Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Second Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Second Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Second Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Second Loan and Security Modification Agreement, but also to any subsequent loan and security modification agreements.
4.    REFERENCE PROVISION.
(a)    In the event the jury trial waiver set forth in Section 11 of the Loan and Security Agreement is not enforceable, the parties elect to proceed under this judicial reference provision.

(b)    With the exception of the items specified in subsection (c) below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Second Loan and Security Modification Agreement, the Loan and Security Agreement, or any other document, instrument or agreement existing or hereinafter entered into by the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)    The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d)    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e)    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h)    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS SECOND LOAN AND SECURITY MODIFICATION AGREEMENT OR THE OTHER LOAN DOCUMENTS.

5.    CONDITIONS. As a condition to the effectiveness of this Second Loan and Security Modification Agreement, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)    this Second Loan and Security Modification Agreement, duly executed by Borrower and Bank;
(b)    the fee payable pursuant to Section 2.5, plus an amount equal to all Bank Expenses incurred through the date hereof;
(c)    corporate resolutions and incumbency certificate; and
(d)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
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6.    COUNTERSIGNATURE. This Second Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.
BORROWER:                    BANK:

QUANTUM FUEL SYSTEMS TECHNOLOGIES     BRIDGE BANK, NATIONAL ASSOCIATION
WORDLWIDE, INC.

By: /s/ Bradley Timon        By: /s/Derek Almeida

Name: Bradley Timon        Name: Derek Almeida
Title: CFO                Title: Vice President

EXHIBIT C

BORROWING BASE CERTIFICATE

EXHIBIT D
COMPLIANCE CERTIFICATE